Exhibit 10.3


                      METROMEDIA INTERNATIONAL GROUP, INC.
                            INCENTIVE BONUS AGREEMENT
                            -------------------------


     THIS AGREEMENT is entered into as of the 1st day of October, 2006 (the "Effective Date") by and between Metromedia International Group, Inc., a Delaware corporation (the "Company"), and Harold F. Pyle III ("Executive").

     WHEREAS, the Company has entered into a letter of intent pursuant to which it anticipates selling all or substantially all of its assets (the "LOI Sale Transaction"); and

     WHEREAS, Executive is currently employed by the Company as its Chief Financial Officer, and the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its stockholders to provide an incentive for Executive to attain value for the stockholders and perform Executive's duties to the Company in furtherance of the Company's efforts to consummate the LOI Sale Transaction or any other "Sale Transaction" (as defined below); and

     WHEREAS, to such end, the Company desires to provide Executive with certain payments and benefits pursuant to the terms of this Agreement; and

     WHEREAS, the Board of Directors has authorized the Company to enter into this Agreement.

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive hereby agree as follows:

I. Incentive Bonus. The Company agrees that, if a definitive agreement to consummate the LOI Sale Transaction or any other sale of the Company or transaction pursuant to which the Company sells all or substantially all of its assets (collectively with the LOI Transaction, a "Sale Transaction") is entered into by January 31, 2007, the Sale Transaction is subsequently consummated and the holders of shares of preferred stock, par value $1.00 per share, of the Company ("Preferred Stock") have received an amount equal to $68.00 per share of Preferred Stock, Executive shall be entitled to receive a bonus equal to $1,000,000 (the "Incentive Bonus"), which shall be payable in a single lump sum cash payment as soon as reasonably practicable following the date of the last payment to the holders of Preferred Stock that results in such holders receiving at least $68.00 per share (the "Payment Date"), subject to Executive's continued employment on such date. Notwithstanding the foregoing, if Executive's employment is terminated by the Company without "Cause" (as defined in the employment agreement, entered into on October 6, 2003 and effective as of October 1, 2003, by and between Executive and the Company, as amended from time to time (the "Employment Agreement") at any time before the Payment Date, Executive shall be entitled to receive the Incentive Bonus on the Payment Date if it occurs.

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II.  Withholding Taxes. The Company may withhold from all payments due to
Executive hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

III. Non-Exclusivity of Rights. Other than as specifically stated in this Agreement, nothing in this Agreement shall prevent or limit Executive's right to participate in any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify, nor shall anything herein limit or reduce such rights as Executive may have under any agreements with the Company, and amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement; provided, that Executive and the Company agree that if a Sale Transaction is entered into by January 31, 2007, and if the Sale Transaction is subsequently consummated, then the special bonus agreement, dated as of August 9, 2005 by and between Executive and the Company shall be void and of no further force and effect, and Executive shall have no rights to any payments or benefits thereunder.

IV. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior and contemporaneous agreements and understandings (including term sheets) both written and oral, between the parties hereto, or either of them, with respect to bonuses payable in connection with the Sale Transaction. No agreements or representations, oral or otherwise, express or implied, with respect to bonuses payable in connection with the Sale Transaction have been made by either party which are not expressly set forth in this Agreement. For the avoidance of doubt, Executive acknowledges that, as of the date of this Agreement, he is not entitled to any severance payments or benefits under Section 7.08 of the Employment Agreement, relating to payments to Executive in connection with a termination without Cause, or Section 8.02 of the Employment Agreement, relating to payments to Executive in connection with a termination without Cause following a "Change in Control" (as defined in the Employment Agreement).

V. Not an Employment Agreement. This Agreement is not, and nothing herein shall be deemed to create, a contract of employment between Executive and the Company. The Company may terminate the employment of Executive with the Company at any time, subject to the terms of this Agreement and/or the Employment Agreement and/or any other employment agreement or arrangement between the Company and Executive that may be in effect.

VI.  Successors; Binding Agreement.

     A. The Company agrees that it will cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business of the Company (other than a successor in connection with the Sale Transaction), unconditionally to assume, by written instrument delivered to Executive (or his beneficiary or estate) if such assumption does not occur by operation of law, all of the obligations of the

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Company hereunder. As used in this Agreement, "Company" shall mean (i) the
Company as hereinbefore defined, and (ii) any successor described in the preceding sentence or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, including any parent or subsidiary of such a successor.

     B. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amounts have been earned and are due Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive's estate. Neither this Agreement nor any right arising hereunder may be assigned or pledged by Executive.

VII. Notice.

     A. For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or, if later, five days after deposit in the United States mail, certified and return receipt requested, postage prepaid or two days after deposit with a nationally recognized overnight courier service, addressed as follows:

          If to Executive:

          Metromedia International Group, Inc.
          8000 Tower Point Drive
          Charlotte, NC 28277
          Attention: Harold F.Pyle III
          Phone: (704)321-7389
          Fax: (704)845-1835

          If to the Company:

          Metromedia International Group, Inc.
          8000 Tower Point Drive
          Charlotte, NC 28277
          Attention: Natasha Alexeeva, Esq.
          Phone: (704) 321-7389
          Fax: (704) 845-1835

          With a copy to:

          Paul, Weiss, Rifkind, Wharton & Garrison LLP
          1285 Avenue of the Americas
          New York, NY 10019
          Attention: James M. Dubin, Esq.
          Phone: (212)373-3000
          Fax: (212)757-3990

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or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

VIII. Arbitration: Any dispute between the parties to this Agreement in connection with, arising out of or asserting breach of this Agreement, or any statutory or common law claim by Executive relating to Executive's rights under this Agreement (including any tort or discrimination claim), shall be exclusively resolved by binding statutory arbitration. Such dispute shall be submitted to arbitration in New York, before a panel of three neutral arbitrators in accordance with the Commercial Rules of the American Arbitration Association then in effect, and the arbitration determination resulting from any such submission shall be final and binding upon the parties hereto. Judgment upon any arbitration award may be entered in any court of competent jurisdiction.

IX. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles that would cause the laws of another jurisdiction to apply.

X. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

XI. Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise specifically provided herein, the rights of, and benefits payable to Executive, his estate or his beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, Executive, his estate or his beneficiaries under any other employee benefit plan or compensation program of the Company.

     [Remainder of Page Intentionally Left Blank; Signature Page to Follow]



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     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of the day and year first above written.



                                METROMEDIA INTERNATIONAL GROUP, INC.


                                By: /S/ Mark S. Hauf
                                    --------------------------------------------
                                    Name:  Mark S. Hauf
                                    Title: Chief Executive Officer







                                                          /S/ Harold F. Pyle III
                                                          ----------------------